   As filed with the Securities and Exchange Commission on July 31, 2000

                                                 Registration No. 333-41758

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              Amendment No. 1

                                    To
                                    FORM S-3
                             Registration Statement
                        Under the Securities Act of 1933

                               ----------------

                           NPS PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware              420 Chipeta Way,             87-0439579
      (State or other        Salt Lake City, Utah        (I.R.S. Employer
       jurisdiction               84108-1256            Identification No.)
    of incorporation or         (801) 583-4939
       organization)

         (Address and telephone number of principal executive offices)

                               ----------------

                        James U. Jensen, Vice President
                    Corporate Development and Legal Affairs
                           NPS Pharmaceuticals, Inc.
                420 Chipeta Way Salt Lake City, Utah 84108-1256
                                 (801) 583-4939
     (Name, address, and telephone number of agent for service of process)

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [_]

   If this Form is a post-effective amendment file pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                        Proposed Maximum
                                       Proposed Maximum    Aggregate
 Title of Securities to    Amount to    Offering Price   Offering Price     Amount of
     be Registered       be Registered  Per Share (1)         (1)        Registration Fee
-----------------------------------------------------------------------------------------
Common Stock (par value
 $ .001)................    264,650         $34.03       $9,006,039.50      $2,377.59
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c). The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant's Common Stock on July 26, 2000 as reported on the Nasdaq Stock Market.

(2)  $1,834.33 previously paid on initial filing on July 19, 2000.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

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--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED JULY 31, 2000

PROSPECTUS

                              264,650 Shares

                        [NPS PHARMACEUTICALS LOGO HERE]

                                  Common Stock

   The Stockholders named on page 7 are selling up to 264,650 shares of our common stock.

   Our common stock is traded on the Nasdaq Stock Market under the symbol NPSP. On July 26, 2000 the last reported sale price of our common stock on Nasdaq was $33.00 per share.

   Before buying any shares of our common stock you should read the discussion of material risks of investing in our common stock under the heading "Risk Factors" beginning on page 1

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this Prospectus is          , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
NPS Pharmaceuticals........................................................   1
Risk Factors...............................................................   1
Forward-Looking Statements.................................................   7
Use of Proceeds............................................................   7
Selling Stockholders.......................................................   7
Plan of Distribution.......................................................   8
Legal Matters..............................................................  10
Experts....................................................................  10
Where You Can Find More Information........................................  10
Information Not Required in Prospectus.....................................  11
Signatures.................................................................  14

                              NPS PHARMACEUTICALS

   NPS Pharmaceuticals, Inc. is a biopharmaceutical company with headquarters in Salt Lake City, Utah, and additional operations in Toronto (Mississauga), Ontario, Canada. We conduct our operations in Canada under the name "NPS Allelix Corp." We engage in drug discovery and development of small, orally active drug products and recombinant peptides that are intended to address a variety of important diseases. We use a blend of partnered initiatives and internal efforts to fund and pursue our discovery, development and marketing efforts.

   Our most advanced programs focus on the development of human pharmaceuticals for the treatment of hyperparathyroidism and osteoporosis. We also have ongoing development efforts for drugs to treat gastrointestinal disorders and disorders of the central nervous system, including neuroprotection in stroke and head trauma as well as epilepsy and bipolar disorder. In addition, we are pursuing several discovery programs that are extensions of our research on calcium receptors and ion channels, and we periodically consider other product candidates in later stages of development for potential in-license or collaboration opportunities.

   Our corporate headquarters is located at 420 Chipeta Way, Salt Lake City, Utah 84108, where the telephone number is (801) 583-4939.

                                  RISK FACTORS

   You should carefully consider the following risk factors and warnings before making an investment decision. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

   We have a history of operating losses and may never reach profitability. We have not been profitable since our inception in 1986. As of March 31, 2000, we had an accumulated deficit of approximately $89.8 million. We expect to continue to incur losses for the next several years. We may never realize significant revenues or be profitable. Factors that will influence our profitability include:

  . the success of our product candidates placed with Amgen, Kirin, SmithKline Beecham, Janssen, Abbott and Eli Lilly;

  . the development and commercialization of additional products, especially our most advanced non-partnered product candidates ALX1-11 and ALX-0600, which relate to the treatment of osteoporosis and short bowel syndrome, respectively;

  . our ability to secure corporate partners to share the expense of development of our non-partnered programs;

  .  the timing and difficulty of obtaining regulatory approvals; and

  .  competition.

   If we fail to obtain additional financing to fund our operations, we will be unable to complete development of some or all of our product candidates or commercialization of a product. Most of our funding has come from research and development fees and the sale of stock. We have not generated any material revenues from product sales. We have expended and will continue to expend significant sums to complete development of our products. Our current resources are inadequate to finance all of the work planned and needed to complete development of our current programs through to commercialization. We have announced our intention to devote considerable cash resources to clinical development. If we exceed our cost estimates, or incur costs earlier than expected, we may have to reduce costs, delay development or seek additional financing through collaborative relationships or public and private financings. We may not be able to obtain additional financing on favorable terms, if at all. If we do not obtain additional funding we may have to delay development and commercialization of some of our programs, and we may be forced to reduce or eliminate other programs or to relinquish rights to technology, product candidates or products.

   If we fail to maintain our existing collaborative relationships or if our partners do not apply adequate resources to our collaborations, we may have to reduce our rate of product development, we may not be able to achieve profitability, and we may have to obtain other sources of revenue to complete development of our products. Our corporate partners have full control over the development and commercialization activities in their territories for their respective programs. Because we have granted exclusive development, commercialization, and marketing rights to these partners, the success of the programs depends upon their efforts. If our partners do not satisfactorily perform under the agreements, or if our partners terminate these agreements before they identify lead product candidates or develop any related product candidates, we might not have the financial resources necessary to continue development of those programs. As a result, we would have to seek other sources of revenue which may not be available. If we are not able to continue to develop these programs, we might not become profitable. In addition, much of the revenue that we may receive under these partnerships depends upon our partners' successful development and commercialization of the products. Our partners may develop alternative technologies or products outside of their partnerships with us, and the alternative technologies or products may be used to develop treatments for the diseases targeted by our partnerships.

   If we do not find corporate partners for new product candidates, we may have to reduce our rate of product development or increase our capital expenditures. Our strategy for the development, testing, manufacturing and commercialization of our products requires us to enter into various collaborations with partners, licensors, licensees, and others in order to conserve financial resources. We may not be able to negotiate further collaborative arrangements on acceptable terms, if at all. If we are not able to establish additional collaborative arrangements, we will either have to delay further development of some of our programs or increase our capital expenditures and undertake the development activities at our own expense. We may encounter significant delays in commercializing our products or find that the development, manufacture or sale of our products is hindered by the absence of collaborative agreements.

   If we are not successful in acquiring rights to external technologies, programs, and product candidates, we may not be able to maintain or expand our product portfolio. In order to reduce our dependence on the success of the few product candidates we now have, we are actively evaluating product acquisition opportunities to establish and maintain an appropriate portfolio of product candidates. We seek optimum diversity of materials, timetables, development costs, applicability to current medical needs, and other select criteria. We may be unsuccessful in our efforts to identify, acquire and exploit third-party technologies or product opportunities. If we are unsuccessful in our efforts, we will remain dependent on the success of our relatively few product candidates.

   If we fail to successfully integrate the operations of NPS and Allelix Biopharmaceuticals Inc. ("Allelix"), we may waste financial resources and we may be forced to stop or delay development and commercialization of our products. As a result of the acquisition of Allelix in December 1999, we must integrate two companies that previously operated independently. We will have to coordinate each company's efforts in research and development, business development, intellectual property, finance, and administration to successfully integrate the two companies. Integration will require significant efforts from each of us. We may not be able to integrate the respective operations of NPS and Allelix without encountering difficulties or experiencing loss of personnel, and we may not realize the benefits we expect from the integration. If there are difficulties, management will have to divert its attention which, when combined with any difficulties we encounter in the transition process, including the interruption of, or a loss of momentum in, Allelix's or our activities and problems associated with employee uncertainty and the potential loss of key personnel, could cause us to delay development and commercialization of our products and result in our inefficient use of limited corporate resources.

   Our acquisition of Allelix will result in integration costs and transaction expenses that could reduce our profitability and cause the price of our stock to decline. If the benefits of the acquisition do not exceed the costs associated with it, including the dilution to our stockholders resulting from the issuance of shares of NPS common stock in connection with the acquisition of Allelix, our financial results, including earnings per share, could decline. We expect to incur significant costs associated with integrating the operations of NPS and Allelix. Integration costs may include:

  .  elimination of duplicate operations;

  . consolidation of certain administration, support, and research and development activities; and

  .  increased expenditures for human trials of ALX1-11 and ALX-0600.

   Our actual costs of integration may substantially exceed our preliminary estimates. In addition, we may experience unanticipated expenses associated with integrating the two companies. We incurred a charge of $17.76 million in the fourth quarter of 1999 to reflect our write-off of Allelix's in-process research and development efforts. This write-off was not accompanied by outward cash flow, but may be seen by investors as increasing our net loss.

   We may also incur additional charges in subsequent quarters to reflect costs associated with the acquisition. As a result, our future earnings per share may decrease.

   We are subject to extensive government regulation which may cause us to cancel or delay the introduction of our products to market. Our research and development activities and the investigation, manufacture, distribution, and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing in the United States, a drug must undergo rigorous testing and an extensive regulatory approval process implemented by the FDA under federal law, including the Federal Food, Drug, and Cosmetic Act. In order to receive approval, we must, among other things, satisfy the FDA that the product is both safe and effective. Typically, the approval process takes several years depending upon the type, complexity and novelty of the product and the nature of the disease or other problem to be treated and requires an expenditure of substantial resources. Drug testing is subject to complex FDA rules and regulations, including the requirement to conduct human testing on a large number of test subjects. We or the FDA may suspend human trials at any time if either believes that subjects are being exposed to unacceptable health risks.

   Before we receive FDA approval to market a product, we may have to demonstrate that the product represents an improved form of treatment when compared to existing therapies. Data obtained from testing are susceptible to varying interpretations that could delay, limit, or prevent regulatory approvals of our products. In addition, we may encounter delays or rejections from additional government regulation as a result of future legislation, administrative action, or changes in FDA policy during the period of product development, human trials, and FDA regulatory review. If we receive regulatory approval of a product, the approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical studies. Furthermore, FDA approval may subject us to ongoing requirements for post-marketing studies. Even if we obtain FDA approval, a marketed product, its manufacturer, and its manufacturing facilities are subject to continual or periodic review. We may discover previously unknown problems with a product, manufacturer, or facility that may result in restrictions on that product or manufacturer, including costly recalls or withdrawal of the product from the market. Compounds developed by us alone or in conjunction with others may not prove to be safe or effective in human trials and may not meet all of the applicable regulatory requirements needed for marketing approval.

   Outside the United States, our ability to market a product is contingent upon receiving marketing authorization from the appropriate foreign regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. The foreign regulatory approval process includes all of the risks associated with FDA approval discussed above.

   As a result of intense competition and technological change in the pharmaceutical industry, the marketplace may not accept our products and we may not be able to compete against other companies in our industry and achieve profitability. The pharmaceutical industry is intensely competitive. Existing and future products, therapies, and technological approaches will compete directly with our products. Competing products may provide greater therapeutic benefits for a specific problem or may offer comparable performance at a lower cost. If doctors and patients do not use our products, we may not become profitable.

   We compete with fully integrated pharmaceutical companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of our competitors have drug products already approved or in development and operate large, well-funded research and development programs in these fields. Our competitors may develop safer or more effective drugs and achieve faster or broader regulatory approval. In addition, many of our competitors have wider availability of supply, more effective marketing and sales and superior intellectual property positions. Any products that we develop may become obsolete before we recover any expenses we incurred in connection with the development of these products. As a result, we may never achieve profitability.

   If we fail to protect our intellectual property or if we infringe the intellectual property rights of others, we may not be able to compete effectively and we may not achieve profitability. Our ability to achieve profitability depends, in part, on our ability to obtain and protect patents, maintain trade secrets and operate without infringing the intellectual property rights of others. Our competitors may challenge, invalidate, or circumvent our patents or patent applications. These patents may also fail to provide us with meaningful competitive advantages.

   Intellectual property rights are uncertain and involve complex legal and factual questions, particularly with respect to biotechnology and pharmaceutical patents. Generally, patent applications in the United States are maintained in secrecy until patents issue, and publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Accordingly, we cannot be certain that the inventors named in our patent applications were the first to invent, or that we were the first to pursue patent coverage for those inventions. We may unknowingly infringe the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. Any infringement could force us to either seek a license to intellectual property rights of others or alter our products or processes so that they no longer infringe the intellectual property of others. A license could be very expensive for us to obtain, or we may not be able to obtain a license at all.

   Similarly, it may be costly or impractical for us to change our products or processes to avoid infringing the rights of others. If we become involved in a dispute regarding intellectual property, whether ours or that of another company, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine who had the claimed rights first. We may also have to seek a judicial determination concerning the rights in question. Judicial proceedings may be costly and time consuming for us, even if we eventually prevail. If we do not prevail, we might have to pay significant damages, obtain a license or stop making a certain product.

   We also rely on trade secrets, know-how, and confidentiality provisions in agreements with collaborative partners, employees, and consultants to protect our intellectual property. However, other parties may not comply with the terms of their agreements with us and we might not be able to adequately enforce our rights against these people, or obtain adequate compensation in respect of the damages caused by their unauthorized disclosure.

   Because we do not have internal manufacturing facilities and we rely on third party manufacturers, we are not able to control our rate of product development, which may delay our receipt of revenues and profitability. We do not have any internal manufacturing capacity, and we rely on third-party manufacturers for the manufacture of all of our products used in clinical trials. If we are unable to contract for a sufficient supply of our products on acceptable terms, or if we encounter delays and difficulties in our relationships with manufacturers, we would have to delay our product testing schedule. A delay would set back our timetable for submission of products for regulatory approval, market introduction, and subsequent sales, and would postpone revenues and profitability. Also, our contract manufacturers may be unable to manufacture any products we develop in commercial quantities on a cost effective basis. We will need to expand our existing relationships or establish new relationships with additional third-party manufacturers for products that we successfully develop in the future. We may be unable to establish or maintain relationships with third-party manufacturers on acceptable terms. Our dependence upon third parties may reduce our profit margins and delay our ability to develop and commercialize products on a timely and competitive basis. Furthermore, third-party manufacturers may encounter manufacturing or quality control problems in connection with the manufacture of our products and they may be unable to maintain the necessary governmental licenses and approvals to continue manufacturing our products.

   Because we do not have sales, marketing, and distribution capabilities, we may not be able to market and sell our products and generate revenues. We do not have any sales, marketing, or distribution capabilities. We will have to develop a sales force or rely on third parties to perform these functions for any products we develop. In order to market any products directly, we would have to develop a marketing and sales force with technical expertise and supporting distribution capability. We might not be able to establish in-house sales and distribution capabilities or relationships with third parties to accomplish these tasks, which would limit our ability to generate revenues.

   Because of the uncertainty of pharmaceutical pricing, reimbursement, and healthcare reform measures, we may be unable to sell our products profitably. The availability of reimbursement by governmental and other third-party payors affects the market for any pharmaceutical product. These third-party payors continually attempt to contain or reduce the costs of healthcare. There have been a number of legislative and regulatory proposals to change the healthcare system, and further proposals are likely. Under current guidelines, Medicare does not reimburse patients for self-administered drugs. Medicare's policy may decrease the market for our products designed to treat patients with age-related disorders, such as hyperparathyroidism and osteoporosis. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists with respect to the reimbursement status of newly approved health care products. We might not be able to sell our products profitably if reimbursement is unavailable or limited in scope.

   If we fail to attract and retain key employees and consultants, we may have to delay development and commercialization of our products. We are highly dependent on the principal members of our scientific and management staff. If we lose any of these persons, our ability to develop products and become profitable could suffer. Nonetheless, we do not have long-term employment contracts. Our future success will also depend in large part upon our continued ability to attract and retain highly qualified scientific and management personnel. We face competition for personnel from other companies, academic institutions, government entities, and other organizations. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical trials, government approvals, production and marketing, and general pharmaceutical company management, will place increased demands on our personnel resources. These demands may require us to add new management and research, development, and administrative personnel. Our existing management and personnel may have to develop additional expertise. If we fail to acquire additional management or personnel with the additional expertise, or if our existing management fails to develop such expertise, we may not be able to obtain required approval for products or become profitable. Our agreements with our partners and any additional corporate collaborations we may enter into may alleviate some of our need to hire additional personnel or develop further expertise. Nevertheless, we may find that services provided by them are insufficient to meet our personnel or management needs.

   If product liability claims are brought against us, we may incur substantial liabilities which could reduce our financial resources. The testing and commercial use of pharmaceutical products entails significant exposure to product liability claims. If we succeed in developing products, the use of our products in clinical trials and the sale of our products following regulatory approval may expose us to product liability claims. These claims might be made directly by consumers or others. We have obtained limited product liability insurance coverage for our clinical trials on humans. This coverage may be insufficient to protect us against product liability damages. We might not be able to obtain or maintain product liability insurance in the future on acceptable terms or in sufficient amounts to protect us against product liability damages. We are entitled to indemnification under agreements with our partners and licensees against damage claims, but claims arising from products sold by a collaborative partner or licensee may also include claims directly against us and may not be indemnifiable under the agreement. If we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our products.

   Our operations involve hazardous materials and we must comply with environmental laws and regulations, which can be expensive and restrict how we do business. Our research and development activities involve the controlled use of hazardous materials, radioactive compounds, and other potentially dangerous chemicals and biological agents. Although we believe that our safety procedures for these materials comply with governmental standards, we cannot eliminate the risk of accidental contamination or injury from these materials. If an accident or environmental discharge occurs, we could be held liable for any resulting damages, which could exceed our financial resources. We disposed radioactive waste at a site in Denver, Colorado, which is currently in remediation. Although we were a small contributor to the site and there are a number of other financially responsible contributors, we may be held liable for all or a portion of the clean-up cost or any other costs or damages associated with this disposal site.

   Our stock price has been and may continue to be volatile and your investment could suffer a decline in value. You should consider an investment in our stock as risky and invest only if you can withstand a significant loss and wide fluctuations in market value of your investment. We receive little attention by securities analysts and frequently experience an imbalance between supply and demand for our stock. The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price include:

  .  fluctuations in our operating results;

  . announcements of technological innovations or new commercial products by us or our competitors;

  .  published reports by securities analysts;

  .  progress with clinical trials;

  .  governmental regulation;

  .  changes in reimbursement policies;

  .  developments in patent or other intellectual property rights;

  . publicity concerning the discovery and development activities by our licensees;

  . public concern as to the safety and efficacy of drugs developed by us and our competitors; and

  .  general market conditions.

   When we issue shares of our common stock under employee stock incentive plans or in connection with public or private financings, we will dilute the stockholdings of current stockholders and reduce future earnings per share. We maintain stock incentive plans through which employees, directors, and consultants can acquire shares of our common stock through the exercise of stock options, grants, and purchases. Shares we issue under these plans or in connection with public or private financings may dilute the holdings of current stockholders and reduce earnings per share in the future.

   Antitakeover provisions in our articles, bylaws, shareholders rights plan and under Delaware Law may discourage someone from acquiring us, and may prevent a stockholder from receiving a favorable price for his or her shares. Provisions of our certificate of incorporation and bylaws and Section 203 of the Delaware General Corporation Law could discourage potential acquisition proposals and could delay or prevent a change in control of our company. In addition, our Board of Directors, without further stockholder approval, may issue preferred stock that could delay or prevent a change in control of our company as well as reduce the voting power of the holders of common stock, even to the extent of losing control to others. In addition, our Board of Directors has adopted a shareholder rights plan, commonly known as a "poison pill," that may delay or prevent a change in control. These provisions could diminish the opportunities for a stockholder to participate in tender offers, including those at a price above the then-current market value of our common stock. In addition, these provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts.

   We have never paid cash dividends on our common stock. We intend to retain any future earnings to finance the growth and development of our business, and we do not plan to pay cash dividends in the foreseeable future. As a result, stockholders should not expect to receive cash from holding our common stock.

   Unexpected Year 2000 related problems could still arise and, if significant, could delay our development of products and reduce our available financial resources. During 1999, we planned, inventoried, and evaluated our systems, and remediated, replaced, and tested such remediation and replacements as necessary. We used internal information systems technology personnel and other personnel. We have not experienced any year 2000 related issues. However, we recognize that there may be residual effects related to year 2000 issues. We do not have any way to assess the costs related to remediation of such residual issues. We may in the future identify a significant internal or external year 2000 residual issue which, if not remedied in a timely manner, could require us to spend significant resources.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements concerning our operations, economic performance and financial condition, including, in particular, our business strategy and means to implement the strategy, our goals, the markets we intend to compete in and the likelihood of our success in developing and expanding our business. These statements are based on a number of assumptions and estimates which are inherently subject to significant risks and uncertainties, many of which are beyond our control and reflect future business conditions which are subject to change. A variety of factors, some of which are described under "Risk Factors" in this prospectus, could cause actual results to differ materially from those anticipated and reflected in our forward-looking statements.

   Consequently, all of the forward-looking statements made or incorporated by reference in this prospectus are qualified by these cautionary statements, and you are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or to publicly release the results of any revisions to the forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus. In addition to the disclosure contained in this prospectus, you should carefully review any disclosure of risks and uncertainties contained in other documents we file or have filed from time to time with the Securities and Exchange Commission according to the Securities Exchange Act of 1934.

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                           SELLING STOCKHOLDERS

   We are registering all 264,650 shares covered by this prospectus on behalf of the selling stockholders named in the table below. The selling stockholders have or will have acquired all of the shares through the exchange of exchangeable shares of our wholly owned Canadian subsidiary, NPS Allelix Inc., held by the selling stockholders. The exchangeable shares were acquired by the selling stockholders upon the exercise of warrants to buy common stock of NPS Allelix Corp., a Canadian subsidiary of NPS. We have registered the shares to permit the selling stockholders and their pledgees, donees, transferees, or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution, or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate.

   The following table lists the name of each of the selling stockholders, the number of shares owned by each of the selling stockholders as of July 26, 2000, the number of shares that may be offered under this prospectus, and the number of shares that will be owned by each of the selling stockholders after this offering is completed. Except as indicated in the table below, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities of NPS. The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each selling stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements, or understandings with any of the selling stockholders regarding the sale of any of the shares. The shares offered under this prospectus may be offered from time to time by the selling stockholders named below.

                             Shares
                          Beneficially
                         Owned Prior to
                            Offering
Name of Selling          --------------     Number of Shares Shares Beneficially
Stockholder              Number     Percent  Being Offered   Owned After Offering
---------------          -------    ------- ---------------- --------------------
Canadian Medical
 Discoveries Fund
 Inc. .................. 652,043(1)   2.7       215,867            436,176
Neuroscience Partners
 Limited Partnership....  71,995(2)    *         48,783             23,212

--------

* means less than 1%

(1) Includes 432,043 exchangeable shares and 220,000 NPS common shares

(2) Includes 48,783 exchangeable shares and 23,212 NPS common shares

                           PLAN OF DISTRIBUTION

   The selling stockholders may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of the following:

  . a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  . purchases by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus,

  .  an exchange distribution in accordance with the rules of an exchange,

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

  .  in privately negotiated transactions.

   To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:

  . the name of each selling stockholder and of the participating broker-dealer(s),

  .  the number of shares involved,

  .  the price at which the shares were sold,

  . the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

  . that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  .  other facts material to the transaction.

   In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

   The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, when they sell the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

   The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M; these provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

   We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify specific persons, including broker-dealers and agents, against specific liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   James U. Jensen, our Vice President, Corporate Development & Legal Affairs, will pass on the validity of our common stock being registered.

                                    EXPERTS

   Our financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 and for the period from October 22, 1986 (inception) to December 31, 1999 have been incorporated by reference in this prospectus and the related registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement on Form S-3 of which this prospectus is a part (File No. 333-41758), as well as reports, proxy statements and other information filed by us, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the
SEC: 7 World Trade Center, Suite 1300, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You can obtain copies of this material from the Public Reference Room of the SEC at 450 Fifth Street N.W., Washington, D.C., 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a world wide web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants like our company that file electronically.

   The SEC allows us to "incorporate by reference" other information that we file with it, which means that we can disclose important in formation to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities that we have registered:

1. Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999, as filed on May 11, 2000.

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

3. Our Proxy Statement for the June 21, 2000 Annual Meeting of Stockholders.

4. Our Proxy Statement for the December 15, 1999 Special Meeting of
   Stockholders.

5. The description of our common stock contained in our Registration Statement on Form 8-A filed May 23, 1994.

   The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

   If you make a request for this information in writing or by telephone, we will provide you without charge, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests for this information should be submitted in writing to: Corporate Secretary, NPS Pharmaceuticals, Inc., 420 Chipeta Way, Salt Lake City, Utah, 84108, (801) 583-4939.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the estimated costs and expenses payable by us in connection with the issuance and distribution of the common stock pursuant to this registration statement. All amounts are estimates except the SEC registration fee and the Nasdaq Stock Market additional listing fee.

Securities and Exchange Commission Registration Fee.................. $2,377.99
Accountant's Fees and Expenses Fee................................... $3,000.00
Legal Fees and Expenses Fee.......................................... $1,000.00
Miscellaneous Expenses Fee........................................... $2,000.00
  Total.............................................................. $7,834.33

Item 15. Indemnification of Directors and Officers.

   Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company's Bylaws also provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

   The Company's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16. Exhibits.

       Exhibit No. Description
       ----------- -----------
           5.1      Opinion of Counsel
          23.1      Consent of independent certified public accountants
          23.2      Consent of counsel (included in Exhibit 5.1)
          24.1      Power of Attorney (incorporated in the signature page of
                    this S-3) (included in the original S-3 that was filed
                    on July 19, 2000)

Item 17. Undertakings.

   A. The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and
    (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

   B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   D. The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, County of Salt Lake, State of Utah, on the 31st day of July, 2000.

                                          NPS PHARMACEUTICALS, INC.

                                                  /s/ James U. Jensen
                                          By: _________________________________
                                                      James U. Jensen,
                                                 Vice President, Corporate
                                                      Development and
                                                Legal Affairs and Secretary

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
        /s/ Hunter Jackson             President, Chief Executive    July 31, 2000
______________________________________  Officer and Chairman of
            Hunter Jackson              the Board

      /s/ Robert K. Merrell            Vice President, Finance,      July 31, 2000
______________________________________  Chief Financial Officer
          Robert K. Merrell             and Treasurer

       /s/ James U. Jensen             Vice President, Corporate     July 31, 2000
______________________________________  Development and Legal
           James U. Jensen              Affairs, Secretary
                                        Director

                  *                    Director                      July 31, 2000
______________________________________
            Santo J. Costa

                  *                    Director                      July 31, 2000
______________________________________
          Dr. John R. Evans

                  *                    Director                      July 31, 2000
______________________________________
          James G. Groninger

                  *                    Director                      July 31, 2000
______________________________________
             Tamar Howson

                  *                    Director                      July 31, 2000
______________________________________
          Joseph Klein, III

                  *                    Director                      July 31, 2000
______________________________________
           Donald E. Kuhla

              Signature                          Title                   Date
              ---------                          -----                   ----
                  *                    Director                      July 31, 2000
______________________________________
           Thomas N. Parks

                  *                    Director                      July 31, 2000
______________________________________
            Edward Rygiel

                  *                    Director                      July 31, 2000
______________________________________
        Dr. Calvin R. Stiller

                  *                    Director                      July 31, 2000
______________________________________
           Peter G. Tombros

       /s/ James U. Jensen
*By: _________________________________
           Attorney-in-Fact